Exhibit 10.34
DIRECTOR COMPENSATION ARRANGEMENTS
     For the twelve month period ending June 30, 2011, each non-employee director of Cardiovascular Systems, Inc. will receive the following compensation:
•	Retainers of $40,000 for service as a board member; $20,000 for service as a chairman of a board committee; $10,000 for service as a member of a board committee; and $1,200 per board or committee meeting attended in the event that more than 12 of such meetings are held during the period. The Company may pay these retainers in cash or permit directors to elect to receive the value of the retainers in the Company’s common stock.

•	A restricted stock unit award with a value of $100,000 payable, in the Company’s discretion, in cash or in shares of the Company’s common stock. The Company may provide for the restricted stock units, when paid in cash, to be made in a lump sum on the six month anniversary of the termination of the director’s board membership.
     In addition, the Chairman of the Board receives an annual retainer of $40,000, which may, at the election of the Chairman, be paid in shares of common stock based on the fair market value of the Company’s common stock on the date of payment. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.